As filed with the Securities and Exchange Commission on ________________________.	Registration No. _________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LUNA GOLD CORP.
(Formerly wwbroadcast.net inc.)
 (Name of small business issuer in its charter)

Nevada	1081	98-0226032
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

LUNA GOLD CORP. 777 Dunsmuir Street Suite 1600 Vancouver, British Columbia, Canada V7Y 1K4 (604) 689-7317	Conrad C. Lysiak, Esq. 601 West First Avenue, Suite 503 Spokane, Washington 99201 (509) 624-1475
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]

Common Stock	3,000,000	$0.30	$900,000	$82.80

Common Stock Upon	4,416,667	$0.12	$530,000	$48.76
the Exercise of the A
Warrants

Common Stock Upon	1,125,000	$0.30	$337,500	$31.05
the Exercise of the B
Warrants

Common Stock by	11,187,109	$0.25	$2,796,778	$257.31
Selling Shareholders

TOTAL	19,728,776		$4,564,278	$419.92

[1]   Estimated solely for purposes of calculating the registration fee under Rule 457(c).

[2]   If exercised after August 8, 2004 then the exercise price is $0.30 per warrant.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

LUNA GOLD CORP.
Shares of Common Stock
1,000,000 Minimum - 3,000,000 Maximum
1,125,000 Class B Warrants
4,416,667 Class A Warrants

Our common stock is traded on the TSX Venture Exchange under the symbol "LGC.U"

We are offering up to a total of 3,000,000 shares of common stock on a self underwritten basis, 1,000,000 shares minimum, 3,000,000 shares maximum. The offering price is $0.30 per share. If the minimum number of shares is not sold within the 90 day period or 180 day period, if extended, we will promptly refund the escrowed subscription funds to you. If at least 1,000,000 shares are sold within the 90 day period or 180 day period, if extended, all money received will be delivered to us and there will be no refunds. We have opened an account at the Canadian Imperial Bank of Commerce which account will hold the funds until such time as the minimum number of shares has been sold. The offering will be for a period of 90 days from the effective date of this registration statement and may be extended for an additional 90 days if we so choose to do so.

Our common stock will be sold by David De Witt, Carl Hering and Gregg Sedun, three of our directors.

We are also registering 1,125,000 shares of common stock for issuance upon the exercise of 2,250,000 Class B Warrants which are presently outstanding. One Class B Warrant will entitle Class B Warrantholders to subscribe for one additional share of common stock at a price of $0.25 until August 8 , 2004, and $0.30 until August 8, 2005. The Class B Warrants are exercisable until August 8,2005 provided that the Class B Warrants are subject to an effective registration statement with the Securities and Exchange Commission.

We are also registering 4,416,667 shares of common stock for issuance upon the exercise of 4,416,667 Class A Warrants which are presently outstanding. One Class A Warrants and $0.12 will entitle a Class A Warrantholder to one share of common stock. The Class A Warrants are exercisable until July 5, 2004, provided that the Class A Warrants are subject to an effective registration statement with the Securities and Exchange Commission.

Further, some of our shareholders are also selling shares of common stock in this offering. Our selling shareholders are selling 11,187,109 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us	Proceeds to Selling Shareholders

Per Share - Minimum	$0.30	$0.0350	$0.2650	$0

Per Share - Maximum	$0.30	$0.0117	$0.2883	$0

Minimum on Sale of
Shares	$300,000	$35,000	$265,000	$0

Maximum on Sale of
Shares	$900,000	$35,000	$865,000	$0

Per Share on Exercise
of A Warrants	$0.25	$0	$0.25	$0

Total on Exercise of A
Warrants	$530,000	$0	$530,000	$0

Per Share on Exercise
of B Warrants	$0.25	$0	$0.25	$0

Total on Exercise of B
Warrants	$281,250	$281,250	$281,250	$0

Per Share to Selling
Shareholders	$0.25	$0	$0	$0.25

Total to Selling
Shareholders	$2,796,778	$0	$0	$2,796,778

The date of this prospectus is _________________________________________.

SUMMARY OF OUR OFFERING

Our business

We are an exploration stage corporation. We own one property. The one property consists of 31 unpatented claims. We intend to explore for gold on the property.

Our administrative office is located at 777 Dunsmuir Street, Vancouver, British Columbia, Canada V7Y 1K4, telephone (604) 689-7317 and our registered statutory office is located at 2515 Warren Avenue, Cheyenne, Wyoming 82001. Our fiscal year end is December 31.

The offering

Following is a brief summary of this offering:

Securities being offered	1,000,000 shares minimum, 3,000,000 shares maximum of common stock, no par value.
Offering price per share	$0.30
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $ 265,000 if the minimum number of shares are sold and $865,000 if the maximum number of shares are sold. $811,250 if all of the warrants are exercised.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	12,441,947
Number of shares outstanding after the offering if all of the shares are sold and no warrants are exercised	15,441,947

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	June 30, 2003 (Unaudited)	December 31, 2002 (Audited)
Balance Sheet (As Of)
Total Assets	$199,454	$34,621
Total Liabilities	$440,972	$54,260
Stockholders' Deficiency	$(241,518)	$(19,639)

Income Statement (Period Ended)
Revenue	$0	$0
Total Expenses	$202,321	$126,734
Net Loss	$202,321	$126,734

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with our company:

1. Because our auditors have issued a going concern opinion and because our officers and directors may not loan any money to us, we may not be able to achieve our objectives and many have to suspend or cease operations.

Our auditors' report on our 2002 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business for the next twelve months. Because our officers and directors may be unable or unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $300,000 from our offering, we may have to suspend or cease operations within four months.

2. Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost.

3. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated in 1986 and were engaged in the business of streaming media business. In 2003 we changed our business to mining exploration. We have just recently commenced our mining exploration business operations and have not realized any revenues therefrom. We have no exploration history upon which an evaluation of our future success or failure can be made. Our net loss since incorporation is $4,991,448. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We may not guarantee we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

4. Because the majority of our officers and directors do not have technical training or experience in exploring for, starting, and operating a mine, we will have to hire qualified personnel. If we can't locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

Because the majority of our officers and directors are inexperienced with exploring for, starting, and operating a mine, we will have to hire qualified persons to perform surveying, exploration, and excavation of our property. The majority of our officers and directors have no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Their decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to certain of management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

5. We have no known ore reserves. Without ore reserves we cannot generate income and if we cannot generate income we will have to cease operations which result in the loss your investment.

We have no known ore reserves. Without ore reserves, we cannot generate income and if we cannot generate income we will have to cease operation which will result in the loss of your investment.

6. If we don't raise enough money for exploration, we will have to delay exploration or go out of business, which will result in the loss of your investment.

We are in the very early exploration stage and need the proceeds from our offering to continue our exploration activity. Since there is no minimum and no refunds on sold shares, you may be investing in a company that will not have the funds necessary to continue its operations. If that occurs we will have to delay operations or cease our operations which will result in the loss of your investment.

7. Because we are small and do not have much capital, we must limit our exploration and as a result may not find an ore body. Without an ore body, we cannot generate revenues and you will lose your investment.

Because we are small and do not have much capital, we must limit our exploration. Because we may have to limit our exploration, we may not find an ore body, even though our property may contain mineralized material. Without an ore body, we cannot generate revenues and you will lose your investment.

8. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

9. Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, exploration of our property may be periodically interrupted or suspended.

10. Because title to the property is held in the name of another entity pending our acquisition thereof, if it transfers our property to someone other than us, we will cease operations.

Title to our property has not been transferred to us. Title to our property is recorded in the name of Nassau Ltd. If Nassau Ltd. transfers title to another party, it will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations.

Risks associated with this offering:

11. Because there is a limited public trading market for our common stock, you may not be able to resell your stock.

There is currently a limited public trading market for our common stock on the TSX Venture Exchange under the symbol "LGC." Therefore there you may have difficulty reselling your shares.

12. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis - 1,000,000 shares minimum, 3,000,000 shares maximum. The offering price per shares is $0.30. The table below sets forth the use of proceeds if 50%, 75% and 100% of the offering is sold.

	Minimum Sales	Midpoint Sales	Maximum Sales

Gross proceeds	$300,000	$600,000	$900,000
Offering expenses	$35,000	$35,000	$35,000
Net proceeds	$265,000	$565,000	$865,000

The net proceeds will be used as follows:

Exploration	$180,000	$360,000	$625,000
Working capital	$85,000	$205,000	$240,000

The estimated offering expenses are comprised of: SEC filing fee - $100; printing expenses - $300; accounting and consulting fees - $13,000; engineering fees - $400; legal fees - $20,000; blue sky fees - $700; and, transfer agent fees of $500.

Exploration expenditures include cost of data compilation, geophysical testing, mapping, core drilling and testing samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not, as at the date hereof, begun our exploration work program.

We cannot be more specific about the application of for exploration, because we do not know what we will find. If we attempted to be too specific, every time an event occurred that would change our allocation, we would have to amend this registration statement. We believe that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could spent on exploration.

Working capital is the cost related to operating our office. It is comprised of telephone service, mail, stationary, administrative salaries, accounting, acquisition of office equipment and supplies which we have estimated at $220,000 for one year and expenses of filing reports with the SEC which we have estimated at $20,000 for one year.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was based upon the ask or offer price of our shares of common stock as traded on the TSX Venture Exchange. Our shares are traded on the TSX Venture Exchange under the symbol "LGC.U."

The following table shows the high and low sale prices for our common shares for the quarters indicated.

	HIGH ($)	LOW ($)	CLOSE ($)
2003
Second quarter	0.22	0.22	0.22
First quarter	0.28	0.12	0.22

2002
Fourth quarter	0.09	0.04	0.09
Third quarter	0.10	0.55	0.55
Second quarter	0.10	0.35	0.10
First quarter	0.10	0.25	0.10

2001
Fourth quarter	0.30	0.05	0.10
Third quarter	0.40	0.15	0.20

The source for the above information is Canada Stockwatch. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders

As at August 15, 2003, we have 12,441,947 shares issued and outstanding. Based on research into the indirect holdings registered in the names of depositories and financial institutions, we estimate that we have approximately 500 beneficial shareholders.

Dividend Policy

We have never paid cash dividends on our capital stock. We currently intend to retain any profits we earn to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As June 30, 2003, the net tangible book value of our shares of common stock was a deficit of $241,518 or approximately $(0.02) per share based upon 10,141,947 shares outstanding. Subsequent to this period a further 2,250,000 shares were issued for proceeds of $0.20 per share for total proceeds of $450,000. The net tangible book value, after adjusting for the sale of these 2,250,000 shares subsequent to June 30, 2003, would be $208,482 or approximately $0.02 per share.

Upon completion of this offering, in the event 3,000,000 shares are sold, the net tangible book value of the June 30, 2003 shares to be outstanding, after adjusting for the sale of these 2,250,000 shares subsequent to June 30, 2003 will be $1,073,482 or approximately $0.07 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.05 per share without any additional investment on their part. You will incur an immediate dilution from $0.30 per share to $0.07 per share.

Upon completion of this offering, in the event 2,000,000 shares are sold, the net tangible book value of the 14,441,947 shares to be outstanding, after adjusting for the sale of these 2,250,000 shares subsequent to June 30, 2003, will be $773,482 or approximately $0.05 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. You will incur an immediate dilution from $0.30 per share to $0.05 per share.

Upon completion of this offering, in the event 1,000,000 shares are sold, the net tangible book value of the 13,441,947 shares to be outstanding, after adjusting for the sale of these 2,250,000 shares subsequent to June 30, 2003, will be $473,482, or approximately $ 0.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.30 per share to $0.04 per share.

After completion of this offering, if 3,000,000 shares are sold, you will own approximately 19.4% of the total number of shares then outstanding shares for which you will have made a cash investment of $900,000, or $0.30 per share. Our existing stockholders will own approximately 80.6% of the total number of shares then outstanding, for which they have made contributions of cash totaling $5,058,305, or approximately $0.33 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 13.9% of the total number of shares then outstanding shares for which you will have made a cash investment of $600,000, or $0.30 per share. Our existing stockholders will own approximately 86.1% of the total number of shares then outstanding, for which they have made contributions of cash totaling $5,058,305, or approximately $0.33 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 6.4% of the total number of shares then outstanding shares for which you will have made a cash investment of $300,000, or $0.30 per share. Our existing stockholders will own approximately 93.4% of the total number of shares then outstanding, for which they have made contributions of cash totaling $5,058,305, or approximately $0.33 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all shares are sold

Price per share	$0.30
Net tangible book value per share before offering	$0.02
Net tangible book value per share after offering	$0.07
Increase to present stockholders in net tangible book value per share after	$0.05
offering
Capital contributions	$900,000
Number of shares outstanding before the offering	$12,441,947
Number of shares after offering held by existing stockholders	$15,441,947
Percentage of existing stockholders' ownership after offering	80.6%

Purchasers of shares in this offering if all 3,000,000 shares sold

Price per share	$0.30
Dilution per share	$0.23
Capital contributions	$900,000
Number of shares after offering held by public investors	15,441,947
Percentage of purchasers' ownership after offering	19.4%

Purchasers of shares in this offering if 2,000,000 shares sold

Price per share	$0.30
Dilution per share	$0.25
Capital contributions	$600,000
Number of shares after offering held by public investors	14,441,947
Price per share	$0.30
Percentage of ownership after offering	13.9%

Purchasers of shares in this offering if 1,000,000 shares sold

Price per share	$0.30
Dilution per share	$0.28
Capital contributions	$300,000
Number of shares after offering held by public investors	13,441,947
Percentage of purchasers' ownership after offering	7.4%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 1,000,000 shares minimum, 3,000,000 maximum on self-underwritten basis. The offering price is $0.30 per share.

Funds from this offering will be placed in an escrow account that we have opened at the Canadian Imperial Bank of Commerce, 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6. If the minimum number of shares is not sold within the 90-day period or 180 day period, if extended, we will promptly refund the escrowed subscription funds to you. If at least 1,000,000 shares are sold within the 90-day period or 180 day period, if extended, all money received will be released to us and there will be no refunds. During the 90-day period, 180 day period if extended, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $300,000 within the 90 day period, 180 day period if extended by us.

We will sell the shares in this offering through David De Witt, Carl Hering and Gregg Sedun, three of our directors. These officers and directors will receive no commission from the sale of any shares. They will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which persons associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not statutory disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Messrs De Witt, Hering and Sedun are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not a broker/dealers or associated with a broker-dealers. Messrs De Witt, Hering and Sedun have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey, Washington D.C., and/or outside the United States of America.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker-dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering period and expiration date

This offering will start on the date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "LUNA GOLD CORP."

Right to reject subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

The Company

We were incorporated under the laws of the Province of British Columbia on June 24, 1986 under the name "Belcarra Resources Ltd.". We changed our name to "Belcarra Motors Corp." on October 12, 1994, and to "Predator Ventures Ltd." on September 10, 1997. We were continued to the State of Wyoming effective July 14, 1999 and, on September 9, 1999, we filed Articles of Amendment which increased our authorized capital from 100,000,000 common shares with no par value to unlimited common shares with no par value. On November 16, 1999, we changed our name to wwbroadcast.net, inc. to reflect our streaming media business which we had commenced on July 1, 1999, when we began seeking a suitable Internet-based business for acquisition. On December 3, 1999, we were registered as an extra-provincial company under the Company Act of British Columbia. Subsequent to the end of the period, we acquired a mineral exploration property known as the Blue Mountain Project and changed our name to Luna Gold Corp. When we changed our name to Luna Gold Corp. we failed to file a preliminary or definitive proxy statement or information statement with the SEC prior to soliciting our shareholders to approve the name change as required by sections 14(a) or 14(c) of the Securities Exchange Act of 1934. We intend to rectify this matter in the future by making the appropriate filings with the SEC. We are now engaged in the acquisition and exploration of mining properties.

Business Development of Issuer During Last Three Years

On November 15, 1999, we acquired all rights in and to High Tech Venture Capital Inc.'s business of developing an Internet website and Content Websites to aggregate, distribute and market a selection of streaming media programming (that is, live or archived audio and video programming) via the Internet under the name "Worldwide Broadcast Network". The acquisition was effected pursuant to an Asset Purchase Agreement with High Tech Venture Capital Inc., which had been preceded by a Letter of Intent dated July 9, 1999, and which became effective on November 15, 1999. The assets that were acquired included the ownership of a number of domain names relevant to the implementation of our business model. The consideration for the acquisition was Cdn$70,000.00 and the issuance of 3,000,000 of our common shares.

Concurrent with the acquisition, we effected the name change to wwbroadcast.net inc., as well as a 2 for 1 share consolidation, such that each of our shareholders received one share of our common stock after consolidation for every two shares of common stock previously held by the shareholder.

Our former website, wwbc.net (the "Website"), became operational on March 9, 2000. The Website offered users access to various subsidiary content distribution websites (the "Content Websites"), through which users with multimedia enabled personal computers or certain other Internet-attached devices could access Internet links to various providers of streaming media programming, organized by logical categories and subcategories to facilitate searches for such programming in a convenient and user-friendly manner. During July 2002 we completed a private placement as well as a 5 for 1 share consolidation, such that each of our shareholders received one share of our common stock after consolidation for every five shares of common stock previously held by the shareholder. Subsequent to period end, we entered into an option agreement pursuant to which we have the right to acquire the Blue Mountain Project mentioned above.

On August 8, 2003, we changed our name to "Luna Gold Corp." to more accurately reflect our business and the fact that we are focusing our efforts on exploration of the property for precious metal ore deposits.

Our office is located at Suite 1600, 777 Dunsmuir Street, P.O. Box 10424, Pacific Centre, Vancouver, British Columbia, Canada V7Y 1K4. The telephone number is (604) 689-7317 and the facsimile number is (604) 688-0094.

Except as otherwise indicated, all information in this registration statement has been restated to give effect to all stock consolidations of our common stock referred to below and elsewhere in this registration statement. Our consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Business of the Company

We are engaged in the acquisition and exploration of mining properties. Subsequent to period end we entered into an option agreement granting us the right to acquire 100% of a mineral exploration property known as the Blue Mountain Project. We will focus our existing working capital on the exploration of this property as well as the review of other mineral exploration properties for potential acquisition.

We are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exits in our property until further exploration work is done and a comprehensive evaluation concludes economic and legal feasibility.

Options

We entered into an agreement dated March 20, 2003 with Nassau Ltd. ("Nassau"), a private U.S. company, to acquire its interest in a mineral exploration property located in Nevada.

The agreement with Nassau grants us a purchase option on 31 unpatented mining claims known as the Blue Mountain Project, located in Humbolt County, Nevada. In accordance with the terms of the agreement with Nassau, we, at our option, have the right to acquire a 100% interest in the Blue Mountain Project by issuing 100,000 shares of common stock and making payments totaling $1,490,000 to Nassau over a six year period.

On August 8, 2003 we issued 50,000 shares to Nassau, being the date on which the TSX Venture Exchange (the "Exchange") approved (the "Approval Date") the Blue Mountain Project as a "qualifying property." One year following the Approval Date, we will, at our option, issue Nassau an additional 50,000 shares. On years two through five we will, at our option, make cash payments totaling $190,000, with a final payment of $1,300,000 due on the sixth anniversary of the Approval Date.

Upon making the final payment to Nassau, we will then own 100% of the Blue Mountain Project, subject only to a retained 2% net smelter royalty ("NSR") on gold recovered from the Blue Mountain Project. We will have the right to buy down the 2% NSR to a 1% NSR by paying Nassau the sum of $1,500,000 at any time prior to completion of the first year of production. All payments are in U.S. dollars and the transaction with Nassau is at arm's length.

Location and Access

The Blue Mountain Project consists of thirty-one unpatented mining claims. The property is located in Humboldt County, Nevada approximately 20 miles west of Winnemucca. There is dirt road access to the property. Exploration work may be carried out on a year-round basis.

Property Geology

The property consists of a thick sequence of sedimentary rocks. Dikes intrude these rocks along zones. A dike is a sheet-like or tabular-shaped igneous intrusion that cuts across the pre-existing rock. The dikes are present in drill holes within the altered and mineralized zones. Small patches of younger rocks are locally preserved on the older rocks.

Previous Exploration

A history of the exploration at Blue Mountain is outlined below.

The claims located by Nassau Limited in 1982 on un-prospected ground. Billiton Mineral Co. optioned the property from Nassau in 1984. Billiton dropped its option to in 1987. Prime Exploration optioned the property from Nassau in 1988. Prime dropped their option in early 1989. Placer-Dome optioned up the property from Nassau in 1989. Placer dropped the property in 1990. Lac Minerals Company optioned the property in 1991. Lac dropped the property in 1993. Blue Desert Mining, a Vancouver junior company, optioned the property in 1994 and subsequently dropped the property. Newmont Gold optioned the property from Nassau in 2000. Newmont dropped the property in 2001.

Our Proposed Exploration Program

We must conduct exploration to determine what amounts of minerals exist on our properties and if such minerals can be economically extracted and profitably processed.

Our exploration program is designed to efficiently explore and evaluate our properties.

We do not claim to have any mineral reserves whatsoever at this time on our properties.

We have not yet initiated our exploration program but intend to proceed in the following phases:

Phase 1 began with research of the available geologic literature, personal interviews with geologists and other persons familiar with the property. We have begun this phase of the exploration process on our properties. We will continue to do compile available data from the previous 20 years of exploration work, performed by the aforementioned companies in order to assemble a database. We will also attempt to secure additional land claims in the surrounding areas.

Phase 1 may take about four months, and cost up to $59,000.

In addition, we will process existing geophysical data, undertake new geophysical work and take new surface sampling. We will also run gravity and magnetics testing. Geologic mapping work will also be performed. The objective of Phase 1 is to determine targets for drilling.

Phase 2 will consist of road construction, reclamation work, and the drilling of up to 2,000 feet of reverse circulation drilling and 2,000 feet of core drilling. Phase 2 will only occur if suitable drill targets are identified. We may attempt to interest another company in the property before, during or after Phase 1.

Phase 2 is expected to take about four months and costs up to $117,000.

Government Regulation

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labour standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in the United States.

Environmental Regulation

Our mining operations and exploration activities are subject to various federal, state and local laws and regulations governing protection of the environment. These laws are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct business in a way that safeguards public health and the environment. We believe that our operations are conducted in material compliance with applicable laws and regulations.

Changes to current local, state or federal laws and regulations in the jurisdictions where we operate could require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain mining operations uneconomic.

Competition

We compete with other mining companies in connection with the acquisition of gold and other precious metals properties. There is competition for the limited number of gold acquisition opportunities, some of which is with other companies having substantially greater financial resources than we do. As a result, we may have difficulty acquiring attractive gold mining/exploration properties.

We believe no single company has sufficient market power to affect the price or supply of gold in the world market.

Employees

We intend to continue to use the services of consultants for exploration work on our properties. Carl Hering, PhD. Geology, one of our directors, is a geological consultant for our company. We have no employees at this time.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in Luna Gold Corp. We must raise cash to implement our project and stay in business.

To meet our need for cash we are attempting to raise money from this offering. Whatever money we do raise will be used as set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. We have discussed this matter with our officers and directors however, our officers and directors are unwilling to make any commitments to loan us any additional money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. Whether we raise the minimum or maximum amount from this offering, we believe the money will last a year and allow us to operate for a period of at least twelve months. Accordingly, we believe we will not have to raise additional capital during the next twelve months. Other than as described in this paragraph, we have no other financing plans.

Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of ore and we have determined it is economical to extract the ore from the land.

We may attempt to interest other companies to undertake exploration work on the property. We do not intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we do not have enough money, we will cease operations until we raise more money or try to find a joint venture partner to complete the exploration work. If we cannot find a joint venture partner and do not raise more money, we will cease operations. If we cease operations, we do not know what we will do and we do not have any plans to do anything else.

We do not intend to hire any employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited operating history; need for additional capital

There is no historical financial information about us upon which to base an evaluation of our performance as an exploration corporation. We are an exploration stage corporation and have not generated any revenues from our exploration operations. Further, we did not generate any revenues in 2002 or 2001 while we were engaged in the business of revenue streaming. We cannot guarantee we will be successful in our exploration operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Other than as described herein, we have no other financing plans.

Critical Accounting Policies

Our discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Our future operations are dependent upon our ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable operations or income from its investments. As of December 31, 2002, we have not generated revenues, and have experienced negative cash flow from operations. We may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

Overview

Our financial statements contained herein have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our obligations in the normal course of business. We incurred net losses from operations for the year ended December 31, 2002, for the year ended December 31, 2001 and for the period from the inception of our streaming media business as of July 1, 1999 to December 31, 2002 of $126,734, $486,260 and $1,939,137, respectively.

We did not earn any revenues during the 2002 fiscal year. Our auditors' report on our 2002 financial statements contained an explanatory paragraph that states that due to recurring losses and negative cash flows substantial doubt exists as to our ability to continue as a going concern.

During the year ended December 31, 2002, we completed a private placement in the amount of $347,017 and shares for debt settlement of $256,332. A significant portion of the private placement funds was used to pay existing liabilities with the balance being spent on the maintenance of the streaming media business. There can be no assurances that additional equity or other financing will be available, or available on terms acceptable to us.

Subsequent to the year-end we refocused our efforts toward the mining business and optioned the right to acquire the Blue Mountain Project. Subsequent to the year-end we also completed a US$450,000 financing through a private placement.

Our Financial Statements included in this annual report have been prepared without any adjustments that would be necessary if we become unable to continue as a going concern and are therefore required to realize upon our assets and discharge our liabilities in other than the normal course of operations.

Results of Operations

Six-month period ended June 30, 2003

We incurred a net loss of $202,321 for the six-month period ended June 30, 2003, resulting in a loss per share of $0.02. The loss was attributable to operating expenses of $202,321.

During the period we incurred consulting fees of $28,292 and $721 in depreciation and amortization, $12,407 in rent, $2,950 in marketing and promotion, $14,682 in filing fees, $10,339 in management fees, $18,495 in general and administrative expenses, $64,523 in exploration expense and $49,912 in professional fees. Expenses increased over the prior year period due to the increased activity resulting from our entering the mining business. We spent $64,523 on exploration activity compared to nil in the previous year's period. Professional fees increased due to increased filing and reporting activities due to our entering the mining business. Fees also increased due to our legal work involved in preparing a SB-2 registration statement. Management fees decreased due to a reduction in month charge to approximately $1,675 per month. Consulting expense increase due as we contracted geologists, including a director of the company, to perform certain exploration activities. Exploration expense consists of monies spent on the due diligence of several prospective exploration properties including the Blue Mountain property.

Six-month period ended June 30, 2002

We incurred a net loss of $98,064 for the six-month period ended June 30, 2002, resulting in a loss per share of $0.04. The loss was attributable to operating expenses of $87,759 and interest expense of $10,305.

During the period we incurred consulting fees of $12,050, $4,403 in depreciation and amortization, $9,036 in rent, $6,567 in filing fees, $38,134 in management fees, $2,738 in general and administrative expenses and $14,831 in professional fees.

Year ended December 31, 2002

We incurred a net loss of $126,734 for the year ended December 31, 2002, resulting in a loss per share of $0.02. The loss was attributable to operating expenses of $122,876 and interest expenses of $3,858.

During the period we incurred consulting fees of $21,896 and $8,753 in depreciation and amortization, $18,619 in rent, $8,366 in filing fees, $52,572 in management fees, $5,123 in general and administrative expenses and $7,547 in professional fees. The foregoing expenses reflect the general decrease in expenses that has resulted from the downsizing of our operations, particularly in the form of consulting, marketing, and professional fees, and wages and benefits expenses.

Year ended December 31, 2001

We incurred a net loss of $486,260 for the year ended December 31, 2001, resulting in a loss per share of $0.20. This loss reflects operating expenses for the year of $486,260, consisting of $24,198 in consulting fees, $65,903 in depreciation and amortization expenses, $3,132 in marketing expenses, $4,932 in regulatory filing fees, $33,578 in rent fees, $58,285 in wages and benefits, $50,781 in professional fees, $14,215 in general and administrative expenses, and $85,449 in management fees paid to related parties. The loss was increased by $46,183 resulting from the disposal of equipment and a $99,654 write down of intangible assets, taken as a result of our closing our business operations.

Period of inception of mining business to June 30, 2003

We incurred a net loss of $195,367 for the six-month period ended June 30, 2003, resulting in a loss per share of $0.01. The loss was attributable to operating expenses of $195,367.

During the period we incurred consulting fees of $28,292 and $648 in depreciation and amortization, $11,190 in rent, $14,682 in filing fees, $9,324 in management fees, $17,174 in general and administrative expenses, $62,523 in exploration expense and $48,584 in professional fees. Expenses increased over the prior year period due to the increased activity resulting from our entering the mining business. We spent $62,523 on exploration activity compared to nil in the previous year's period. Professional fees increased due to increased filing and reporting activities due to our entering the mining business. Fees also increased due to our legal work involved in preparing a SB-2 registration statement. Management fees decreased due to a reduction in the monthly charge to approximately $1,675 per month. Consulting expense increased due as we contracted geologists, including a director of the company, to perform certain exploration activities. Exploration expense consists of monies spent on the due diligence of several prospective exploration propretires including the Blue Mountain property.

Balance Sheets

Total cash and cash equivalents as at June 30, 2003 and December 31, 2002 were, respectively, $196,325 and $33,870. Working capital as at June 30, 2003 and December 31, 2002 were, respectively, $(101,783) and $(20,302).

The increase in working capital between June 30, 2003 and December 31, 2002 was attributable to funds received in advance of issuance of subscriptions offset by expenses of $202,321 and the effects of foreign currency translation. No revenue was generated during the period.

Total share capital as at June 30, 2002 and December 31, 2002 was, respectively, $4,608,305 and $4,608,305.

Total cash and cash equivalents as at December 31, 2002 and December 31, 2001 were, respectively, $33,870 and $311. Working capital as at December 31, 2002 and December 31, 2001 were, respectively, $(20,302) and $(482,909).

The increase in working capital between December 31, 2001 and December 31, 2002 was attributable to the completion of a private placement for $347,017. The private placement included the note payable amount the Company owed to related parties in the amount of $209,520 as the related parties agreed to accept stock in settlement of the note payable. Interest owing on the note payable was forgiven. Creditors of the Company also agreed to settle certain amounts owing in exchange for stock. Such amount totaled $256,331. These transactions increasing the Company's working capital position were offset by operating expenses of $122,876 and interest of $3,858. No revenue was generated during the period.

Total share capital as at December 31, 2002 and December 31, 2001 was, respectively, $4,608,305 and $4,004,956. Share capital increased during the period as a result of the private placement and settlement with creditors described above.

Current Capital Resources and Liquidity

Our capital resources have been limited. We currently do not, and will not, generate revenue for business operations, and to date have relied on the sale of equity and related party loans for cash required for our operations. There can be no assurances that any outstanding share purchase warrants will be exercised.

During the year ended December 31, 2002 we completed the private placement and shares for liabilities settlement described above. Though the financing substantially improved our financial position, we are still in need of further financing. Subsequent to the year-end we completed a financing in the amount of $450,000 for working capital purposes. These funds will be used to carry out the activity described under Use of Proceeds in this prospectus. Depending on the outcome of this activity we may decide to seek further financing to expand our exploration work. There can be no assurances that we can obtain future additional financing on terms reasonably acceptable to us or at all. The lack of capital may force us to curtail our operating activities and potential investment activities.

We do not currently have any commitments for material capital expenditures over the near or long term.

During the six-month ended June 30, 2003, we acquired an option on our first property. Upon completion of this offering we will implement our plan of operation.

MANAGEMENT

The following table and text sets forth the names and ages of all of our directors, executive officers and significant employees, as at August 15, 2003. All of the directors serve until the next Annual General Meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Subject to any applicable employment agreement, executive officers serve at the discretion of the Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of shareholders. Also provided is a brief description of the business experience of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

Directors, executive officers and other significant employees:

Name	Position Held with the Company	Age	Date First Elected or Appointed
David De Witt	President and Director	51	June 23, 1997 (Director)
			July 31, 2001 (President)
Carl Hering	Director	54	January 20, 2003 (Director)
Gregg J. Sedun	Director	45	June 23, 1997 (Director)
Marcel de Groot	Secretary and Director	30	June 19, 2000 (Secretary)
			July 31, 2001 (Director)

The backgrounds and experience of our directors, executive officers and other significant employees are as follows:

David De Witt

Mr. De Witt was a founding partner of De Witt Sedun, a firm focused exclusively on securities law, as well as a co-founder and director of Pacific Source Capital Ltd., a private venture capital company. Mr. De Witt graduated from the University of British Columbia with a Bachelor of Commerce degree in 1975 and a Bachelor of Law degree in 1978, and practiced corporate and securities law until his retirement from practice in 1997. He is a director and/or officer of a number of private and public companies.

Carl Hering

Dr. Hering is a geologist with over 25 years of diversified technical and managerial experience in mineral exploration and corporate development. He has experience in all aspects of exploration from generative to advanced projects, negotiations, acquisition evaluation, mine and corporate valuation, management, strategic planning and new program design and implementation.

From 1997 to 1999 Dr. Hering served as Vice-President Corporate Development for Bema Gold Corp., a Vancouver based mid-tier gold producer. His focus was on international acquisitions and business development, directed at the enhancement of shareholder value. Prior to this role, Dr. Hering worked in senior exploration positions for both Placer Dome Inc. and Noranda Exploration. He worked for Noranda Exploration from 1978 to 1988, primarily in the US. From 1989 to 1996 he worked for Placer Dome in the U.S., Latin America, Asia, Australia and later coordinated technical evaluations for major acquisition opportunities worldwide for Placer Dome Inc., Corporate Development. Most recently, Dr. Hering has worked for numerous clients as an independent consultant evaluating advanced exploration opportunities, operating mines, including technical evaluations for a major corporate finance group.

Gregg J. Sedun

Mr. Sedun graduated from the University of Manitoba in 1982 with a Bachelor of Law degree, and practiced securities law in Vancouver, British Columbia from 1983 until 1997. He was a partner in the law firm Rand Edgar Sedun, and later became a founding partner of De Witt Sedun, a firm focusing exclusively on securities law, where he practiced until his retirement from law in 1997. Mr. Sedun is a co-founder and director of several public companies and a director and co-founder of Pacific Source Capital Ltd., a private venture capital company.

Marcel de Groot

Mr. de Groot graduated from the University of British Columbia in 1996 with a Bachelor of Commerce degree. From May 1996 until October 1999 he worked for the Vancouver office of Grant Thornton where he obtained the Chartered Accountant designation. Between November of 1999 to April, 2003 Mr. de Groot has worked as a consultant for us and several other companies both private and public. Since April of 2003 to present, Mr. de Groot has held the position of Chief Financial Officer of Diamond Fields International Ltd.

There are no arrangements or understandings between any two or more directors or executive officers, pursuant to which he/she was selected to be a director or executive officer. None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

ITEM 10. EXECUTIVE COMPENSATION

Compensation was paid to our executive officers and directors as follows:

Summary Compensation Table
					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities
				Compen	Stock	Underlying	LTIP	All Other
Name and		Salary	Bonus	sation	Award(s)	Options /	Payouts	Compens
Principal Position	Year	($)	($)	($)	($)	SARs (#)	($)	ation ($)

David De Witt	2002	nil	nil	nil	nil	nil	nil	nil
President and	2001	nil	nil	nil	nil	nil	nil	nil
Director	2000	nil	nil	nil	nil	100,000	nil	nil

Gregg Sedun	2002	nil	nil	nil	nil	nil	nil	nil
Director	2001	nil	nil	nil	nil	nil	nil	nil
	2000	nil	nil	nil	nil	100,000	nil	nil

Marcel deGroot	2002	$21,665	nil	nil	nil	nil	nil	nil
Secretary/Treasurer	2001	$22,058	nil	nil	nil	nil	nil	nil
and Director	2000	$14,446	nil	nil	nil	24,000	nil	nil

Carl Hering	2002	nil	nil	nil	nil	nil	nil	nil
Director	2001	nil	nil	nil	nil	nil	nil	nil
	2000	nil	nil	nil	nil	nil	nil	nil

Kirk Exner	2002	nil	nil	nil	nil	nil	nil	nil
Former President	2001	nil	nil	nil	nil	nil	nil	nil
	2000	nil	nil	nil	nil	100,000	nil	nil

None of our executive officers have received annual salary and bonus in excess of $100,000. There were no grants of stock options during the fiscal year ended December 31, 2002.

As at December 31, 2002, we have no outstanding stock options.

We have no formal plan for compensating our directors for their service in their capacity as directors although such directors have received from time to time and are expected to receive in the future options to purchase common shares as awarded by the Board of Directors or (as to future options) a Compensation Committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on our behalf, other than services ordinarily required of a director. Other than as indicated below, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

There are no management agreements with any of our directors or executive officers, other than those referred to herein.

Other than as discussed above, we have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Other than the management agreements and advisory agreements discussed herein, we have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Long-term Incentive Plans -- Awards in Most Recently Completed Fiscal Year

We have no long-term incentive plans in place and therefore there were no awards made under any long-term incentive plan to any Executive Officers during our most recently completed fiscal year. A "Long-Term Incentive Plan" is a plan under which awards are made based on performance over a period longer than one fiscal year, other than a plan for options, SARs (Stock Appreciation Rights) or restricted share compensation.

Aggregated Options and Stock Appreciation Rights Exercised During the Most Recently Completed Fiscal Year and Fiscal Year End Option/SAR Values

No incentive stock options or stock appreciation rights were exercised during the last fiscal year by any of our named executive officers. No stock appreciation rights were held by any of our named executive officers as at the end of our most recently completed fiscal year.

Compensation of Directors

As previously noted, we have no standard arrangement to compensate directors for their services in their capacity as directors except for the granting from time to time of incentive stock options in accordance with the policies of the TSX Venture Exchange. During the last fiscal year, we did not grant any stock options to our directors. During the fiscal year ended December 31, 2000, we granted a total of 60,000 incentive stock options to our directors of which 20,000 expired during to 2001 and the remaining 40,000 were cancelled December 31, 2002.

Compensation Committee Interlocks and Insider Participation

We have no committee that performs the function of a compensation committee. None of our officers or directors serve on a committee making compensation decisions of any other entity. Directors generally participate in compensation-related matters.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Wyoming.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Wyoming law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS AND SELLING SHAREHOLDERS

To the knowledge of our management, as at August 15, 2003 no person beneficially owns more than five percent of any class of our voting securities other than as set forth below. The following table shows the total amount of any class of our voting securities owned by each of our executive officers and directors and by our executive officers and directors, as a group, as at August 15, 2003, and, as to a specific person, shares issuable pursuant to the conversion or exercise, as the case may be, of currently exercisable or convertible debentures, share purchase warrants and stock options.

The shares indicated as being beneficially owned by Gregg J. Sedun include 213,839 shares held by 513815 BC Ltd., a private company controlled by Mr. Sedun. Alison Sedun is the wife of our director, Gregg Sedun. Shares indicated as being beneficially owned by Alison Sedun include 668,333 held by Alcaron Capital Corp., a company owned by Mrs. Sedun, and 182,371 shares held by Pacific Source Capital Ltd. ("PSC"). Mrs. Sedun, through Alcaron Capital Corp. owns 50% of PSC. The shares indicated as being beneficially owned by Marianne De Witt include 182,371 shares owned by PSC. Mrs. De Witt, wife of our director David De Witt, through a private company owns 50% of PSC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Gregg J. Sedun	434,424	3.59%
6015 Alma Street
Vancouver, BC Canada

Marcel de Groot	260,840	2.10%
3636 West 18th
Vancouver, BC Canada

David De Witt	172,555	1.39%
4718 West 6th Avenue
Vancouver, BC Canada

Carl Hering	40,000	0.003%
33174 Bergen Mountain Road
Evergreen, CO 80439

All Officers and Directors as a Group	907,819	7.30%
Four (4) Persons

Grant Sutherland	1,770,263	14.23%
Unit 16, 4725 Spearhead Drive
Whistler, BC Canada

Chris de Groot	906,629	7.29%
9079 Banford Road
Chilliwack, BC Canada

Alison Sedun	850,704	6.84%
6015 Alma Street
Vancouver, BC Canada

Marianne De Witt	904,554	7.27%
4718 West 6th Avenue
Vancouver, BC Canada

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering

Clarion Finanz AG	135,000	1.09%	135,000	0.88%

Haywood Securities Inc. ITF Ed
Mercaldo	75,000	0.61%	75,000	0.49%

Haywood Securities Inc. ITF
519471 B.C. Ltd.	62,500	0.50%	62,500	0.41%

Andrew Bowering	21,000	0.17%	21,000	0.14%

Haywood Securities Inc. ITF
Millerd Holdings Ltd.	37,500	0.30%	37,500	0.24%

Sandy Loutitt	15,000	0.12%	15,000	0.10%

Dundee Securities ITF
Robert Sali	341,667	2.78%	341,667	2.22%

Scott Hiebert	25,000	0.20%	25,000	0.16%

Rob Anderson	37,500	0.30%	37,500	0.24%

Shaun Gibson	10,000	0.08%	10,000	0.06%

Rakesh Dhir	75,000	0.61%	75,000	0.49%

Bernie de Groot	515,000	4.16%	515,000	3.35%

J. David Lowell	50,000	0.40%	50,000	0.32%

Haywood Securities Inc. ITF
Catherine Mcleod-Seltzer	50,000	0.40%	50,000	0.32%

Tian Kusumoto	37,500	0.30%	37,500	0.24%

Scott Gibson	15,000	0.12%	15,000	0.10%

Lawrence Roulston	25,000	0.20%	25,000	0.16%

EH&P Investments AG	500,000	4.02%	500,000	3.24%

Romofin AG	450,000	3.62%	450,000	2.91%

National Bank ITF
Greg Celmainis	25,000	0.20%	25,000	0.16%

HSBC Securities (Canada) Inc. ITF
Vanguard Shareholders Solutions
Inc.	20,000	0.16%	20,000	0.13%

Ron Klopfer	10,000	0.08%	10,000	0.06%

Haywood Securities Inc. ITF
Sika Investments Ltd.	30,000	0.24%	30,000	0.19%

Casa Stilts Law Corporation	25,000	0.20%	25,000	0.16%

Haywood Securities Inc. ITF
Michael Marosits	25,000	0.20%	25,000	0.16%

Carl Hering	40,000	0.24%	30,000	0.19%

Wolverton Securities ITF
Alexandra Pearson	10,000	0.08%	10,000	0.06%

BMO Nesbitt Burns ITF
Kendall Sterling	10,000	0.08%	10,000	0.06%

Ward Sumner	10,000	0.08%	10,000	0.06%

Canaccord Capital Corp. ITF
Hans J. Rueckert	36,000	0.29%	36,000	0.23%

Canaccord Capital Corp. ITF
Rakesh Dhir	560,000	4.50%	560,000	3.63%

Canaccord Capital Carp. ITF
James Fletcher	36,000	0.29%	36,000	0.23%

Thomas Rebane	25,000	0.20%	25,000	0.16%

Lamond Investments Ltd.	75,000	0.61%	75,000	0.49%

Bridge Mining Ltd.	250,000	2.00%	250,000	1.62%

Mark Hassett	50,000	0.40%	50,000	0.32%

Odlum Brown Limited ITF
Lukas H. Lundin	125,000	1.01%	125,000	0.81%

Gerald Boyd	15,000	0.12%	15,000	0.10%

James Sedun	32,800	0.26%	32,800	0.21%

Haywood Securities Inc. ITF
Doreen Newman	10,000	0.08%	10,000	0.06%

Glenn Sedun	535,000	4.30%	535,000	3.46%

John Horton	41,667	0.34%	41,667	0.27%

Alcaron Capital Corp.	668,337	5.37%	668,337	4.33%

Marianne De Witt	722,183	7.27%	722,183	4.68%

Pacific Source Capital Ltd.	364,743	2.93%	364,743	2.36%

David De Witt	172,555	1.39%	172,555	1.12%

Gregg Sedun	434,424	3.59%	434,424	2.81%

Grant Sutherland	1,770,263	14.29%	1,770,263	11.50%

Hayley De Witt	5,000	0.04%	5,000	0.04%

Chris de Groot	906,629	7.32%	906,629	5.89%

Patrick De Witt	500,000	4.02%	500,000	3.24%

Marcel de Groot	260,840	2.10%	260,840	1.69%

Samuel De Witt	4,000	0.04%	4,000	0.04%

Katherine De Witt	4,000	0.81%	4,000	0.65%

Andrew Redhead	500,000	4.02%	500,000	3.24%

Dean Fenwick	350,000	2.82%	350,000	2.27%

Nassau Ltd.	50,000	0.40%	50,000	0.32%

TOTALS	11,187,109	89.91%	11,187,109	72.45%

Future Sales of Shares

A total of 12,441,947 shares of common stock are issued and outstanding. Of the 12,441,947 shares outstanding, 1,254,838 are freely tradeable and 11,187,109 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Of the 11,187,109 restricted shares, 11,187,109 are being offered for sale by the selling shareholders in this offering.

Shares sold by Selling Shareholders may be immediately resold.

DESCRIPTION OF SECURITIES

Common stock

Our authorized capital stock consists of an unlimited number of shares of common stock with no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Wyoming for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will own approximately 80.57% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

Currently there are 1,125,000 Class B Warrants outstanding. Each Class B Warrant is exercisable until August 8, 2005 at which time the Class B Warrants will expire. One Class B Warrant will entitle the warrant holder to acquire one (1) share of common stock at a price of $0.25 until August 8, 2004 and $0.30 until August 8, 2005. If the warrant holder does not exercise the Class B Warrant within said time period, the Class B Warrant will expire and be of no value.

Currently there are 4,416,667 Class A Warrants outstanding. Each Class A Warrant is exercisable until July 5, 2004 at which time the Class A Warrant will expire. Each Class A Warrant is exercisable at a price of $0.12 per share. If the warrant holder does not exercise the Class A Warrant within said time period, the Class A Warrant will expire and be of no value.

Anti-takeover provisions

There are no Wyoming anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We are currently required to and will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Computershare Trust, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9, its telephone number is (604) 661-0215.

CERTAIN TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest, except as follows:

Commencing November 15, 1999, we entered into a corporate advisory agreement with Pacific Source Capital Corp, a company owned and controlled by Alison Sedun and Marianne De Witt (each as to 50%). Alison Sedun and Marianne De Witt are married to, respectively, Gregg Sedun and David De Witt, both of whom serve on our board of directors and are directors of Pacific Source Capital Ltd. Pacific Source Capital Ltd. was paid Cdn$10,000 per month in consideration for which Pacific Source Capital Ltd. provided us with advisory services relating to general corporate development, financial matters, raising additional capital, strategic planning and other matters relating to the financial affairs of us.. This amount was reduced on August 1, 2002 to Cdn$2,500 per month.

Payments made and balances accrued to Pacific Source Capital Ltd. pursuant to the Management Advisory Agreement during the past two years are as follows:

2002	$52,572
2001	$77,534

As we were required to enter into the corporate advisory agreement with Pacific Source Capital Ltd. pursuant to the terms of the Asset Purchase Agreement, we did not approach any disinterested third parties with the view to soliciting competing bids for their services. As a result, the transaction may or may not be subject to terms no less favorable to us than those that we could have obtained from disinterested third parties.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

The financial statements of wwbroadcast.net, inc. as of December 31, 2002 and 2001, and for each of the years in the two-year period ended December 31, 2002 and cumulative from inception to December 31, 2002, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and negative cash flows from operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by Independent Chartered Accountants.

Our audited financial statements for the periods December 31, 2002 and December 31, 2001 and our reviewed financial statements for the period ending June 30, 2003 immediately follow:

INDEPENDENT AUDITOR'S REPORT	F-1
FINANCIAL STATEMENTS
Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-2 F-3 F-4 F-5
NOTES TO THE FINANCIAL STATEMENTS	F-6-F-13

FINANCIAL STATEMENTS
Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-14 F-15 F-16 & F-17 F-18
NOTES TO THE FINANCIAL STATEMENTS	F-19

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

wwbroadcast.net inc.

We have audited the accompanying balance sheets of wwbroadcast.net inc. (a Development Stage Enterprise) as of December 31, 2002 and 2001, and the related statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 2002 and 2001 and for the period from July 1, 1999 (inception of new business) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of wwbroadcast.net inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001 and for the period from July 1, 1999 (inception of new business) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
March 4, 2003, except as to note 9(b) which is as of March 18, 2003
Chartered Accountants
Vancouver, Canada

WWBROADCAST.NET INC.
(A Development Stage Enterprise)
(Expressed in United States dollars)

Balance Sheets

	December 31, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$33,870	$311
Amounts receivable	88	5,217
Prepaid expenses	--	--
Total current assets	33,958	5,528
Equipment (note 3)	663	9,290
Total assets	$34,621	$14,818
Liabilities and Stockholders' Deficiency
Current liabilities:
Accounts payable and accrued liabilities	$20,000	$99,297
Payables to related parties (note 5)	34,260	188,900
Notes payable to related party (note 5(b))	--	200,240
Total current liabilities	54,260	488,437
Stockholders' deficiency:
Common stock, no par value, unlimited authorized shares; issued 10,141,946 at December 31, 2002, 2,462,811 at December 31, 2001 (note 4)	4,608,305	4,004,956
Additional paid-in capital	182,746	182,746
Deficit before inception of new business (note 1)	(2,849,990)	(2,849,990)
Deficit accumulated during the development stage (note 1)	(1,939,137)	(1,812,403)
Accumulated other comprehensive income:
Cumulative translation adjustment	(21,563)	1,072
	(19,639)	(473,619)
Total liabilities and stockholders' deficiency	$34,621	$14,818

Subsequent events (notes 9)

The accompanying notes are an integral part of these financial statements
Approved on behalf of the Board:
/s/ Marcel de Groot Marcel de Groot, Director	/s/ David De Witt David De Witt, Director

WWBROADCAST.NET INC.
(A Development Stage Enterprise)
(Expressed in United States dollars)

Statements of Operations

	Year ended December 31,		Period from July 1/99 (inception of new business) to Dec. 31, 2002
	2002	2003
Advertising revenue	$--	$--	$5,113
Operating expenses:
Depreciation and amortization	8,753	65,903	261,531
Consulting fees	21,896	24,198	310,897
Marketing	--	3,132	174,746
Filing fees	8,366	4,932	33,230
Investor and media relations	--	--	15,126
Management fees to related parties (note 5)	52,572	85,449	312,599
General and administrative	5,123	14,215	79,761
Professional fees	7,547	50,781	273,667
Rent	18,619	33,578	100,212
Wages and benefits	--	58,285	231,588
Loss on disposal of equipment	--	46,183	46,183
Write-down of intangible assets	--	99,654	99,654
	122,876	486,260	1,939,194
Loss from operations	(122,876)	(486,260)	(1,934,081)
Interest income (expense), net	(3,858)	--	(5,056)
Net loss for the period	$(126,734)	$(486,260)	$(1,939,137)
Loss per common share, basic and diluted	$(0.02)	$(0.20)	$(0.60)
Weighted average number of common shares outstanding, basic and diluted	6,009,128	2,248,972	3,210,215

WWBROADCAST.NET INC.
(A Development Stage Enterprise)
(Expressed in United States dollars)
(Unaudited - Prepared by Management)
Statements of Stockholders' Deficiency

	Common Shares		Additional Paid-In Capital	Deficit accumulated Prior to Development Stage note (1)
	Shares	Amount

Balance, December 31, 1998	1,391,811	$2,845,343	$-	$(2,823,291)
Issuance of common stock on exercise of warrants by employees (May 14, 1999 - $1.45 per share)	200,000	267,415	-	-
Loss for the period	-	-	-	(26,699)
Balance, July 1, 1999 (inception of new business)	1,591,811	3,112,758	-	(2,849,990)
Issuance of common stock on exercise of stock options by employees(August 30, 1999 $ 1.00 per share)	1,000	1,003	-	-
Issuance of common stock for intangible assets to non-employees (November 15, 1999 - $ 0.15 per share)	600,000	101,633	102,000	-
Issuance of common stock on exercise of stock options by employees (November 19, 1999 - $ 2.75 per share)	3,000	8,334	-	-
Loss for the period	-	-	-	-
Adjustment to cumulative translation account	-	-	-	-
Balance, December 31, 1999	2,195,811	3,223,728	102,000	(2,849,990)
Issuance of common stock on exercise of options by employees (January 4, 2000 - $2.80 per share)	2,000	5,644	-	-
Issuance of common stock on private placement to non-employees (January 25, 2000 - $ 2.50 per share)	150,400	376,000	-	-
Issuance of common stock on private placement to employees (January 25, 2000 - $ 2.50 per share)	63,600	159,000	-	-
Issuance of common stock on exercise of options by employees (February 7, 2000 - $ 2.15 per share)	2,000	4,542	-	-
Issuance of common stock on exercise of options by employees (March 15, 2000 - $ 2.15 per share)	2,000	4,542	-	-
Issuance of common stock on Private Placement to non-employees (April 11, 2000 - $ 5.00 per share)	45,000	225,000	-	-
Issuance of common stock for services by non-employees (June 21, 2000 - $ 3.30 per share)	2,000	6,500	-	-
Consultant stock option compensation expense		-	80,746	-
Loss for the period	-	-		-
Adjustment to cumulative translation account	-	-	-	-
Balance, December 31, 2000	2,462,811	4,004,956	182,746	(2,849,990)
Loss for the period	-	-	-	-
Adjustment to cumulative translation account	-	-	-	-
Balance, December 31, 2001	2,462,811	4,004,956	182,746	(2,849,990)
Issuance of common stock on Private Placement to employees (July 5, 2002 - $0.08 per share)	2,666,667	209,520	--	--
Issuance of common stock on Private Placement to non-employees (July 5, 2002 - $0.08 per share)	1,750,000	137,497	--	--
Issuance of common stock for debt to non-employees (July 5, 2002 - $0.08 per share)	896,129	70,409	--	--
Issuance of common stock for debt to employees (July 5, 2002 - $0.08 per share)	2,366,339	185,923	--	--
Loss for the period	--	--	--	--
Adjustment to cumulative translation account	-	-	-	-
Balance, December 31, 2002	10,141,946	$4,608,305	$182,746	$(2,849,990)

See accompanying notes to financial statements.

	Deficit Accumulated During Development Stage note (1)	Cumulative Translation Adjustment	Total Stockholders' Deficiency	Compre-hensive Income (loss)

Balance, December 31, 1998	$-	$-	$22,052	--

Issuance of common stock on exercise of warrants by employees (May 14, 1999 - $ 1.45 per share)	-	-	267,415
Loss for the period	-	-	(26,699)	$(26,699)
Balance, July 1, 1999 (inception of new business)	-	-	262,768	$(26,699)
Issuance of common stock on exercise of stock options by employees(August 30, 1999 $ 1.00 per share)	-	-	1,003	--
Issuance of common stock for intangible assets too non-employees (November 15, 1999 - $ 0.15 per share)	-	-	203,633	--
Issuance of common stock on exercise of stock options by employees (November 19, 1999 - $ 2.75 per share)	-	-	8,334	--
Loss for the period	(274,926)	-	(274,926)	$(274,926)
Adjustment to cumulative translation account	-	5,765	5,765	$5,765
Balance, December 31, 1999	(274,926)	5,765	206,577	$(295,860)
Issuance of common stock on exercise of options by employees (January 4, 2000 - $ 2.80 per share)	-	-	5,644	--
Issuance of common stock on private placement to non-employees (January 25, 2000 - $ 2.60 per share)	-	-	376,000	--
Issuance of common stock on private placement to employees (January 25, 2000 - $ 2.50 per share)	-	-	159,000	--
Issuance of common stock on exercise of options by employees (February 7, 2000 - $ 2.15 per share)	-	-	4,542	--
Issuance of common stock on exercise of options by employees (March 15, 2000 - $ 2.15 per share)	-	-	4,542	--
Issuance of common stock on Private Placement to non-employees (April 11, 2000 - $ 5.00 per share)	-	-	225,000	--
Issuance of common stock for services by non-employees (June 21, 2000 - $ 3.30 per share)	-	-	6,500	--
Consultant stock option compensation expense	-	-	80,746	--
Loss for the period	(1,051,217)	-	(1,051,217)	$(1,051,217)
Adjustment to cumulative translation account	-	(24,025)	(24,025)	$(24,025)
Balance, December 31, 2000	(1,326,143)	(18,260)	(6,691)	(1,075,242)
Loss for the period	(486,260)	-	(486,260)	(486,260)
Adjustment to cumulative translation account	-	19,332	19,332	19,332
Balance, December 31, 2001	(1,812,403)	1,072	(473,619)	(466,928)
Issuance of common stock on Private Placement to employees (July 5, 2002 - $0.08 per share)	--	--	209,520	--
Issuance of common stock on Private Placement to non-employees (July 5, 2002 - $0.08 per share)	--	--	137,497	--
Issuance of common stock for debt to non-employees (July 5, 2002 - $0.08 per share)	--	--	70,409	--
Issuance of common stock for debt to employees (July 5, 2002 - $0.08 per share)	--	--	185,923	--
Loss for the period	(126,734)		(126,734)	(126,734)
Adjustment to cumulative translation account		(22,635)	(22,635)	(22,635)
Balance, December 31, 2002	$(1,939,137)	$(21,563)	$(19,639)	$(149,369)

WWBROADCAST.NET INC.
(A Development Stage Enterprise)
(Expressed in United States dollars)

Statements of Cash Flows

	Year ended December 31,		Period from July 1, 1999 (inception of new business) Dec. 31 2002
	2002	2001
Cash flow from operating activities:
Net loss	(126,734)	(486,260)	(1,939,137)
Items not affecting cash:
Depreciation and amortization Write-off of intangible assets Loss on disposal of equipment Consultant stock option compensation Issuance of Common Shares for services	8,753 -- -- -- --	65,903 99,654 46,183 -- --	261,531 99,654 46,183 80,746 6,500
Changes in operating assets and liabilities:
Amounts receivable Prepaid expenses Accounts payable and accrued liabilities	5,201 -- (76,533)	6,785 3,450 13,980	1,334 -- 20,025
Net cash used in operating activities	(189,313)	(250,305)	(1,423,164)
Cash flow from investing activities:
Purchase of equipment Proceeds on disposal of equipment Purchase of intangible assets	-- -- --	-- 14,487 --	(109,901) 14,487 (117,407)
Net cash used in investing activities	--	14,487	(212,821)
Cash flow from financing activities:
Proceeds from the issuance of common shares Notes payable to related parties Payable to Related Parties	587,214 (203,025) (161,170)	-- 60,044 113,452	1,370,274 (2,785) 27,730
Net cash provided by financing activities	223,019	173,496	1,395,219
Increase (decrease) in cash and cash equivalents	33,706	(62,322)	(240,766)
Effect of exchange rate changes on foreign currency denominated cash balances	(147)	27,882	5,223
Cash and cash equivalents, beginning of period	311	34,751	269,413
Cash and cash equivalents, end of period	33,870	311	33,870
Supplemental disclosure:
Interest paid (received) net Income taxes Non-cash transactions:	3,858 --	--	5,056 --
Issuance of common stock for services Issuance of common stock for assets Issuance of common stock for debt	-- -- --	-- -- --	6,500 203,633 256,332

The accompanying notes are an integral part of these financial statement

WWBROADCAST.NET INC.
(A Development Stage Enterprise)
Notes to Financial Statements
(Expressed in United States dollars)

Years ended December 31, 2002 and 2001
Period from July 1, 1999 (inception of new business) to December 31, 2002
______________________________________________________________________________________________

1.     Nature of development stage activities and operations:

The Company was incorporated on June 24, 1986 in British Columbia, Canada. In July 1999, the Company redomiciled to Wyoming State, USA. The Company had no substantive operations at July 1, 1999 when the new business venture was started.

On July 1, 1999, the Company began development of a web portal offering vertical content through multiple branded channels. These vertically branded channels offered a selection of live and on demand audio and video programming via the Internet. Costs and expenses incurred by the Company prior to July 1, 1999 do not relate to this business.

These financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, described below, currently exist which raise substantial doubt upon the validity of this assumption. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Subsequent to the year-end the Company entered the mining exploration business (see note 9(b)) Additional debt or equity financing will be required from existing shareholders or third parties in order to provide working capital for operations in the future. This debt or equity may not be available on reasonable terms or on any terms at all.

2.     Significant accounting policies:

(a)     Basis of presentation:

The financial statements have been prepared in accordance with generally accepted accounting principles for in the United States. There are no material measurement differences to these financial statements to Canadian generally accepted accounting principles. As the Company has not generated any material revenue from its principal planned operations, for financial reporting purposes, the Company is considered to be in the development stage and these financial statements are of a development stage enterprise.

2.     Significant accounting policies (continued):

(b)     Use of estimates:

The preparation of financial statements in accordance with generally accepted accounting principles requires that management make estimates and reasonable assumptions which impact the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting periods. Actual amounts may differ from these estimates.

(c)     Cash and cash equivalents:

The Company considers all short-term investments with a term to maturity at the date of purchase of three months or less to be cash equivalents.

(d)     Equipment:

Equipment is recorded at cost. Depreciation is provided for at the following annual rates:
Asset	Basis	useful life
Computer hardware and software Leasehold improvements Office equipment	straight-line method straight-line method straight-line method	3 years 3 years 5 years

(e)     Impairment of long-lived assets:

The Company monitors the recoverability of long-lived assets, including equipment and intangible assets, based on estimates using factors such as current market value, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable equal to the excess of the asset's carrying value over its fair value.

(f)     Foreign currency:

The Company uses the United States dollar as its reporting currency.

Canadian operations, which have the Canadian dollar as the functional currency, are translated to United States dollars as follows: assets and liabilities are translated at the exchange rate at the balance sheet date. Revenues and expenses are translated at the average rate for the period. Exchange gains and losses resulting from the translation are excluded from the determination of income and reported as the cumulative translation adjustment in stockholder's equity.

Other exchange gains and losses arising on the settlement of foreign currency denominated monetary items are included in the statement of operations.

2.     Significant accounting policies (continued):

(g)     Stock-based compensation:

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its fixed stock option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Compensation expense for stock options is recognized over the vesting period. Options granted to other than employees and directors are measured at their fair value as the services are performed and the options earned.

(h)     Income taxes:

Income taxes are accounted for under the asset and liability method. Current taxes are recognized for the estimated income taxes for the current period. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the benefit of operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is not more likely than not that such deferred tax assets will be realized.

(i)     Loss per share:

Basic loss per share is calculated based on the weighted average number of common shares outstanding during the periods. Excluded from the weighted average number of common shares are 213,839 common shares (December 31, 2001 - 213,839) held in escrow that are to be released based on financial performance criteria (note 4(a)).

Diluted loss per share is computed using the weighted average number of common and potentially dilutive commons shares outstanding during the period. As the Company has a net loss in each of the periods presented, basic and diluted net loss per share are the same. Excluded from the calculation of diluted loss per share are zero stock options (2001 - 83,800) and 4,416,667 (2001 - 129,500) share purchase warrants as they are anti-dilutive.

(j)     Comparative figures:

Certain comparative figures have been reclassified to conform with the presentation adopted in the current period.

3.     Equipment:

			2002	2003
	Cost	Accumulated depreciation	Net book value	Net book value
Computer hardware and software	$26,367	$25,704	$663	$9,290

4.     Stockholders' equity:

(a)     Escrowed stock:

At December 31, 2002, 213,839 (December 31, 2001 - 363,839) common shares outstanding were held in escrow.

213,839 (December 31, 2001 B 213,839) of these shares are releasable from escrow on satisfaction of certain predetermined tests set out by the CDNX related to the generation of positive cash flow from operations. For accounting purposes these shares will be recorded at their fair value when the performance measures are satisfied with a charge in an equivalent amount to compensation expense. Stock not released from escrow within 10 years of the date of their issuance will be cancelled. Pursuant to the escrow agreements, holders of the stock may exercise all voting rights attached thereto except on a resolution to cancel any of the stock, and have waived their rights to receive dividends or to participate in the assets and property of the Company on a winding-up or dissolution of the Company.

(b)     Stock options and stock-based compensation:

A summary of the status of the Company's stock options at December 31, 2002 and 2001 and changes during the years ended on those dates is presented below:

	2002		2001
	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding, beginning of year	83,800	$2.60	215,600	$2.80
Granted	--	--	--	--
Exercised	--	--	--	--
Expired/cancelled	(83,800)	2.60	131,800	3.10
Outstanding, end of year	-	$-	83,800	$2.60
Options exercisable	--	$--	83,800	$2.60

As no options were granted in the fiscal years ended December 31, 2002 and 2001, pro forma loss and loss per share equals net loss and loss per share.

(c)     During the nine month period ended September 30, 2002, the Company authorized a five for one stock consolidation of the Company's common stock. All shares and per share information has been retroactively adjusted for periods presented to reflect the stock consolidation.

(d)     Warrants:

On July 5, 2002 the Company completed an offering of 4,416,667 units (on a post-consolidation basis) at a price of CDN$0.12 per unit (approximately USD$0.08) for a total of CDN$530,000 (USD$347,017). Each unit consists of one common share and one non-transferable share purchase warrant which will entitle the holder to subscribe for one additional common share of the Company over a two year period at a price of CDN$0.16 (approximately USD$0.10).

5.     Related party transactions:

In addition to related party transactions disclosed elsewhere in these financial statements:

(a)     During 2002, the Company accrued management fees, disbursements and rent of $86,522 (2001 - $101,389) to companies controlled by one or more directors or officers.

(b)     Notes payable to related party balance represents amounts loaned to the Company by Pacific Source Capital Ltd. (formerly Sedun De Witt Capital Corp.) During 2002, the amount loaned was invested into a private placement. Interest payable was forgiven.

(c)     The Company was charged by Pacific Source Capital Ltd. Cdn $10,000 per month for a term of 12 months in consideration for which Pacific Source Capital Ltd. provided the Company with advisory services relating to general corporate development, financial matters, raising additional capital, strategic planning and other matters relating to the financial affairs of the Company. Effective August 1, 2002, the fee has been reduced to Cdn$2,500 per month.

(d)     Total charges made by Pacific Source Capital Ltd. were as follows:

2002 2001	$ $	52,572 77,534

The Company agreed to continue the Corporate Advisory Agreement with Pacific Source Capital Ltd. on a month-to-month basis, the terms of which are the same as those described in Note 5(c).

6.     Financial instruments and risk management:

(a)     Fair values:

The carrying amounts of cash and cash equivalents, amounts receivable and accounts payable and accrued liabilities approximate their fair values due to their ability for prompt liquidation or short-term to maturity. The fair value of payables, including note payables, to related parties is not readily determinable due to the lack of a ready market for such indebtedness.

(b)     Foreign currency risk:

Foreign currency risk is the risk to the Company's earnings that arises from fluctuations in foreign currency exchange rates, and the degree of volatility of these rates. The Company does not yet have any sales, and accordingly, foreign exchange risk is not yet considered by management to be a material risk at December 31, 2002.

7.     Income taxes:

During 1999, the Company redomiciled from Canada to the United States. All loss carry forwards previously accumulated in Canada expired when the Company redomiciled. As at December 31, 2002, the Company had loss carry forwards of approximately $ 1,900,000 that are available for offset against taxable income otherwise calculated through 2020. At the U.S. federal tax rate of 34%, the Company has a deferred tax asset of $ 646,000, which has been fully offset by a valuation allowance due to uncertainty of the losses utilization.

8.     Canadian generally accepted accounting principles:

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") which differ in certain respects with accounting principles generally accepted in Canada ("Canadian GAAP"). Reference should be made to the annual financial statements for a description of the material differences. Material measurement differences to these financial statements are as follows:

	Year ended December 31,
	2002	2001
Loss for the period, US GAAP	$(126,734)	$(486,260)
Loss for the period, Canadian GAAP	$(126,734)	$(486,260)
Loss per share, Canadian GAAP	$(0.02)	$(0.20)

9.     Subsequent Events:

Private Placement

Subsequent to December 31, 2002, the Company announced it had arranged the private placement of 1,000,000 units at a price of US$0.20 per unit for a total of US$200,000. Each unit consists of one common share and one-half of a non-transferable share purchase warrant exercisable over a two (2) year period. Each whole share purchase warrant will entitle the holder to subscribe for one additional common share at a price of US$0.25 during the first year and US$0.30 during the second year. The units will be subject to applicable Canadian and U.S. hold periods.

Sales made to non-residents of the U.S. were carried out under Regulation S of the U.S. Securities Act of 1933, as amended (the AAct@). Sales made to U.S. residents were made pursuant to section 4(2) of the Act and applicable state law exemptions. The units have not been registered under the Act. The private placement is subject to receipt of approval from the TSX Venture Exchange. The announcement was made in accordance with TSX Policy 4.1.

The proceeds of the private placement funds are intended to be applied to the assessment of potential opportunities in the mining sector, and for working capital purposes.

Company Options Mining Property

The Company entered into an agreement dated March 18, 2003 with Nassau Ltd. ("Nassau") a private U.S. company, to acquire 100% of the interest held by Nassau in a mining property located in Nevada, U.S.A.

In order to acquire the interest, the Company has entered into an option agreement with Nassau, pursuant to which agreement Nassau granted the Company the option to acquire a 100% interest in certain mining claims known as the Blue Mountain project which project is made up of 31 mining claims and is located in Humboldt County, Nevada approximately 20 miles west of Winnemucca, Nevada (the "Blue Mountain Project").

In accordance with the terms of its agreement with Nassau the Company has agreed that in order to acquire a 100% interest in the Blue Mountain Project the Company will make the following payments and issue the following shares to Nassau:

9.     Subsequent Events (continued):

(a) 50,000 shares upon the TSX Venture Exchange (the "TSX") approving (the "Approval Date") the Blue Mountain Project as a "qualifying property" (as defined within the rules and policies of the TSX);

(b) an additional 50,000 shares on or before one year following the Approval Date;

(c) two years following the Approval Date a payment in the amount of $20,000;

(d) three years following the Approval Date a payment in the amount of $30,000

(e) four years following the Approval Date a payment in the amount of $40,000;

(f) five years following the Approval Date a payment in the amount of $100,000; and

(g) six years following the Approval Date a payment in the amount of $1,300,000 (the "Final Payment").

Upon the Company making the Final Payment to Nassau then the Company will own 100% of the Blue Mountain Project subject only to a 2% net smelter royalty on gold (the "Royalty") and the Company will have the right to buy down the Royalty to a 1% NSR by paying Nassau the sum of $1,500,000 at any time prior to completion of the first year of production. All payments are in U.S. dollars.

WWBROADCAST.NET INC.
(Expressed in United States dollars)

Consolidated Balance Sheets

	June 30, 2003 (unaudited)	December 31, 2002
Assets

Current assets:
Cash and cash equivalents	$196,325	$33,870
Amounts receivable	3,129	88
Prepaid expenses	--	--
Total current assets	199,454	33,958

Equipment	--	663

Total assets	$199,454	$34,621
Liabilities and Stockholders' Deficiency
Current liabilities:
Accounts payable and accrued liabilities	$56,006	$20,000
Payables to related parties (note 5)	41,665	34,260
	97,671	54,260

Subscriptions received in advance of share offering	343,301	--

Total current liabilities

Stockholders' deficiency:	440,972	54,260
Common stock, no par value, unlimited authorized shares; issued 10,141,946 at June 30, 2003, and at December 31, 2002 (note 4)	4,608,305	4,608,305
Additional paid-in capital	182,746	182,746
Deficit before inception of new business (note 1)	(4,796,081)	(4,789,127)
Deficit accumulated since inception of new business(note 1)	(195,367)	--
Accumulated other comprehensive income: Cumulative translation adjustment	(41,121)	(21,563)
	(241,518)	(19,639)
Total liabilities and stockholders' deficiency	$199,454	$34,621

The accompanying notes are an integral part of these financial statements

Approved on behalf of the Board:

/s/ Marcel de Groot Marcel de Groot, Director	/s/ David De Witt David De Witt, Director

WWBROADCAST.NET INC.
 (Expressed in United States dollars)
(Unaudited - Prepared by Management)

Consolidated Statements of Operations

	Three month period ended June 30,		Six month period ended June 30,		Period from January 20/03 (inception of new business) to June 30, 2003
	2003	2002	2003	2002

Operating expenses:
Depreciation and amortization	375	2,230	721	4403	648
Consulting fees	11,764	6,153	28,292	12,050	28,292
Marketing and promotion	2,950	--	2,950	--	2,950
Exploration Expense	52,813	--	64,523	--	62,523
Filing fees	10,956	4,496	14,682	6,567	14,682
Investor relations	--	--	--	--	--
Management fees to related parties (note 5)	5,373	19,313	10,339	38,134	9,324
Wages and benefits	--	--	--	--	--
General and administrative	11,424	2,545	18,495	2,738	17,174
Professional fees	32,161	6,304	49,912	14,831	48,584
Rent	6,448	4,288	12,407	9,036	11,190
Loss on Disposal of Equipment	--	--	--	--	--
Write-down of intangible asset	--	--	--	--	--
Total Expenses	(134,264)	45,329	(202,321)	87,759	195,367

Loss from operations	(134,264)	(45,329)	(202,321)	(87,759)	(195,367)
Interest income (expense), net	--		--	(10,305)	--
Net loss for the period	$(134,264)	$(45,329)	$(202,321)	$(98,064)	$(195,367)
Loss per common share, basic and diluted	$(0.01)	$(0.02)	$(0.02)	$(0.04)	$(0.02)
Weighted average number of common shares outstanding: basic and diluted	10,141,946	2,248,972	10,141,946	2,248,972	10,141,946

WWBROADCAST.NET INC.
(Expressed in United States dollars)
(Unaudited - Prepared by Management)

Consolidated Statements of Stockholders' Deficiency

	Common Shares		Additional Paid-In	Deficit accumulated Prior to Inception of New Business
	Shares	Amount	Capital	note (1)

Balance, December 31, 2001	2,462,811	$4,004,956	$182,746	$(4,662,393)

Issuance of common stock on Private Placement to employees (July 5, 2002 - $0.08 per share)	2,666,667	209,520	--	--

Issuance of common stock on Private Placement to non-employees (July 5, 2002 - $0.08 per share)	1,750,000	137,497	--	--

Issuance of common stock for debt to non-employees (July 5, 2002 - $0.08 per share)	896,129	70,409	--	--

Issuance of common stock for debt to employees (July 5, 2002 - $0.08 per share)	2,366,339	185,923	--	--

Loss for the period	--	--	--	(126,734)
Adjustment to cumulative translation account	--	--	--	--
Balance, December 31, 2002	10,141,946	4,608,305	182,746	(4,789,127)

Loss for the period	--	--	--	(6,954)
Adjustment to cumulative translation account	--	--	--	--
Balance, June 30, 2003	10,141,946	4,608,305	182,746	(4,796,081)

See accompanying notes to financial statements.

	Deficit Accumulated Since Inception of New Business note (1)	Cumulative Translation Adjustment	Total Stockholders' Deficiency	Comprehensive Income (loss)
Balance, December 31, 2001	--	$1,072	$(473,619)	$(466,928)

Issuance of common stock on Private Placement to employees (July 5, 2002 - $0.08 per share)	--	--	209,520	--

Issuance of common stock on Private Placement to non-employees (July 5, 2002 - $0.08 per share)	--	--	137,497	--

Issuance of common stock for debt to non-employees (July 5, 2002 - $0.08 per share)	--	--	70,409	--

Issuance of common stock for debt to employees (July 5, 2002 - $0.08 per share)	--	--	185,923	--

Loss for the period	--	--	(126,734)	(126,734)

Adjustment to cumulative translation account	--	(22,635)	(22,635)	(22,635)

Balance, December 31, 2002	--	(21,563)	(19,639)	(149,369)

Loss for the period	(195,367)	--	(202,321)	(202,321)

Adjustment to cumulative translation account	--	(19,558)	(19,558)	(19,558)

Balance, June 30, 2003	$(195,367)	$(41,121)	$(241,518)	$(243,442)

WWBROADCAST.NET INC.
 (Expressed in United States dollars)
(Unaudited - Prepared by Management)

Consolidated Statements of Cash Flows

	Three Month period ended June 30,		Six Month period ended June 30,		Period from Jan. 20, 2003 (inception of new business) to June 31,
	2003	2002	2003	2002	2003
Cash flow from operating activities:
Net loss	$(134,264)	$(45,329)	$(202,321)	$(98,064)	$(195,367)
Items not affecting cash:
Depreciation and amortization	375	2,230	721	4,403	648

Changes in operating assets and liabilities:
Amounts receivable	(1,127)	2,113	(3,041)	(410)	(3,041)
Prepaid expenses	--	--	--	--	--
Accounts payable and accrued liabilities	202	5,911	36,006	11,269	33,258
Net cash used in operating activities	(134,814)	(35,076)	(168,635)	(82,802)	(164,502)

Cash flow from financing activities:
Notes payable to related parties	--	12,945	--	12,945	--
Payable to Related Parties	21,364	41,449	7,405	41,449	3,272
Proceeds from subscriptions received in advance of share offering	204,126	98,268	343,301	98,268	343,302
Net cash provided by financing activities	$ 225,490	$152,662	$350,706	$198,830	$346,574

Increase (decrease) in cash and cash equivalents	90,676	117,587	182,071	117,587	182,072
Effect of exchange rate changes on foreign currency denominated cash balances	(15,826)	(26,257)	(19,616)	(24,938)	(19,617)
Cash and cash equivalents, beg. of period	121,475	71	33,870	311	33,870
Cash and cash equivalents, end of period	$ 196,325	$91,401	$196,325	$91,401	$196,325
Supplemental disclosure:
Interest paid (received) net	--	--	--	$10,172	$--
Income taxes	--	--	--	--	--

The accompanying notes are an integral part of these financial statements

WWBROADCAST.NET INC.

Consolidated Notes to Financial Statements
(Expressed in United States dollars)
(Unaudited - Prepared by Management)

Six month period ended June 30, 2003 and 2002
Period from January 20, 2003 (inception of new business) to June 30, 2003

1.     Nature of Operations:

The Company was incorporated on June 24, 1986 in British Columbia, Canada. In July 1999, the Company redomiciled to Wyoming State, USA. From July 1999 until January 2003, as described in the Company's consolidated financial statements filed with the 2002 annual report on Form 10-KSB, the Company's focus was on the streaming-media business. These ceased efforts in January 2003. During the six month period ended June 30, 2003 the Company refocused its efforts from the streaming-media business and entered the mining exploration business (note 3). As the Company has no producing properties, financial information from January 20, 2003, the inception of the mining business, has been presented in these financial statements. Additional debt or equity financing will be required from existing shareholders or third parties in order to provide working capital for operations in the future. This debt or equity may not be available on reasonable terms or on any terms at all.

These financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, described below, currently exist which raise substantial doubt upon the validity of this assumption. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.     Significant Accounting Policies:

(a)     Basis of presentation:

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States. There are no material measurement differences to these financial statements to Canadian generally accepted accounting principles (see note 7). The interim financial statements do not include all information and footnote disclosures required under generally accepted accounting principles in the United States or Canada for a complete set of annual financial statements. Results of operations for the periods ended June 30, 2003 are not necessarily indicative of what the results will be for the 2003 fiscal year.

In the opinion of management, these unaudited interim financial statements reflect all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows as at June 30, 2003 and for the periods ended June 30, 2003 and 2002.

These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-KSB which includes the Company's financial statements for the year ended December 31, 2002.

2.     Significant Accounting Policies (Cont'd):

(b)     Principles of consolidation:

These consolidated financial statements include the accounts of the Company's wholly-owned subsidiary Eureka Gold Inc. All significant inter-company transactions and balances have been eliminated.

(c)     Use of estimates:

The preparation of financial statements in accordance with generally accepted accounting principles requires that management make estimates and reasonable assumptions which impact the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting periods. Actual amounts may differ from these estimates.

(d)     Foreign currency:

The Company uses the United States dollar as its reporting currency.

Canadian operations, which have the Canadian dollar as the functional currency, are translated to United States dollars as follows: assets and liabilities are translated at the exchange rate at the balance sheet date. Revenues and expenses are translated at the average rate for the period. Exchange gains and losses resulting from the translation are excluded from the determination of income and reported as the cumulative translation adjustment in stockholder's equity.

Other exchange gains and losses arising on the settlement of foreign currency denominated monetary items are included in the statement of operations.

(e)     Stock-based compensation:

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its fixed stock option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Compensation expense for stock options is recognized over the vesting period. Options granted to other than employees and directors are measured at their fair value as the services are performed and the options earned.

As no options were granted in the six month periods ended June 30, 2003 and 2002, no pro forma loss and loss per share disclosure is required.

(f)     Loss per share:

Basic loss per share is calculated based on the weighted average number of common shares outstanding during the periods. Excluded from the weighted average number of common shares are 213,839 common shares (June 30, 2002 - 213,839) held in escrow that are to be released based on financial performance criteria (note 4 (a)).

Diluted loss per share is computed using the weighted average number of common and potentially dilutive commons shares outstanding during the period. Excluded from the calculation of diluted loss per share are zero stock options (2002 - 83,800).

2.   Significant Accounting Policies (Cont'd):

(g)     Mineral Property Interests

The Company accounts for its mineral property interests whereby all acquisition and exploration costs are charged to expense as incurred and all property sales and option proceeds received are credited to income. When the existence of a proven or probable mineral reserve on a property has been established, future acquisition, exploration and development costs will be capitalized for that property. After commercial production on the property commences, the net capitalized costs will be charged to future operations using the unit of production method based on estimated recoverable reserves on the property.

3.     Mining Property Interests

The Company entered into an agreement dated March 18, 2003 with Nassau Ltd. ("Nassau") an unrelated private U.S. company, to acquire 100% of the interest held by Nassau in a mining property located in Nevada, U.S.A.

In order to acquire the interest, the Company has entered into an option agreement with Nassau, pursuant to which agreement Nassau granted the Company the option to acquire a 100% interest in certain mining claims known as the Blue Mountain project which project is made up of 31 mining claims and is located in Humboldt County, Nevada approximately 20 miles west of Winnemucca, Nevada (the "Blue Mountain Project").

In accordance with the terms of its agreement with Nassau, the Company has agreed that in order to acquire a 100% interest in the Blue Mountain Project, the Company will make the following payments and issue the following shares to Nassau:
(a)	50,000 shares upon the TSX Venture Exchange (the "TSX") approving (the "Approval Date") the Blue Mountain Project as a "qualifying property" (as defined within the rules and policies of the TSX);
(b)	an additional 50,000 shares on or before one year following the Approval Date;
(c)	two years following the Approval Date a payment in the amount of $20,000;
(d)	three years following the Approval Date a payment in the amount of $30,000
(e)	four years following the Approval Date a payment in the amount of $40,000;
(f)	five years following the Approval Date a payment in the amount of $100,000; and
(g)	six years following the Approval Date a payment in the amount of $1,300,000 (the "Final Payment").

Upon the Company making the Final Payment to Nassau then the Company will own 100% of the Blue Mountain Project subject only to a 2% net smelter royalty on gold (the "Royalty") and the Company will have the right to buy down the Royalty to a 1% NSR by paying Nassau the sum of $1,500,000 at any time prior to completion of the first year of production. All payments are in U.S. dollars.

4.     Stockholders' Equity:

(a)     Escrowed stock:

At June 30, 2003, 213,839 (2002 - 213,839) common shares outstanding were held in escrow.

These shares are releasable from escrow on satisfaction of certain predetermined tests set out by the TSX Venture Exchange related to the generation of positive cash flow from operations. Stock not released from escrow within 10 years of the date of their issuance will be cancelled. Pursuant to the escrow agreements, holders of the stock may exercise all voting rights attached thereto except on a resolution to cancel any of the stock, and have waived their rights to receive dividends or to participate in the assets and property of the Company on a winding-up or dissolution of the Company. For accounting purposes these shares will be recorded at their fair value when the performance measures are satisfied with a charge in an equivalent amount to compensation expense.

(b)     Stock options and stock-based compensation:

A summary of the status of the Company's stock options at June 30, 2003 and 2002 and changes during the years ended on those dates is presented below:

	2003		2002
	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding, beginning of year	--	$--	83,800	$2.60
Granted	--	--	--
Exercised	--	--	--	--
Expired/cancelled	--	--	83,800	2.60
Outstanding, end of year	--	$--	--	$--
Options exercisable	--	$--	--	$--

As no options were granted in the six month periods ended June 30, 2003 and 2002, pro forma loss and loss per share equals net loss and loss per share.

(c)     Warrants:

At June 30, 2003, 4,416,667 warrants are outstanding which entitle the holder to subscribe for one additional common share of the Company until July 5, 2004 at a price of CDN$0.16 (approximately USD$0.12).

(d)     Private Placement

During the six-month period ended June 30, 2003, the Company announced it had arranged the private placement of 2,250,000 units at a price of US$0.20 per unit for a total of US$450,000. Each unit consists of one common share and one-half of a non-transferable share purchase warrant exercisable over a two (2) year period. Each whole share purchase warrant will entitle the holder to subscribe for one additional common share at a price of US$0.25 during the first year and US$0.30 during the second year. The units will be subject to applicable Canadian and U.S. hold periods.

4.     Stockholders' Equity: (cont'd)

Sales made to non-residents of the U.S. were carried out under Regulation S of the U.S. Securities Act of 1933, as amended (the "Act"). Sales made to U.S. residents were made pursuant to section 4(2) of the Act and applicable state law exemptions. The units have not been registered under the Act. The private placement is subject to receipt of approval from the TSX Venture Exchange. The announcement was made in accordance with TSX Policy 4.1.

The proceeds of the private placement funds are for working capital purposes.

5.     Related Party Transactions:

In addition to related party transactions disclosed elsewhere in these financial statements:

(a)   During the period ended June 30, 2003, the Company paid or accrued management fees, disbursements, geological consulting and other consulting fees of $ 56,928 (2002 - $59,220) to directors and a company controlled by two directors.

(b)   The Company is currently charged by Pacific Source Capital Ltd. Cdn$2,500 per month in consideration for which Pacific Source Capital Ltd. provides the Company with advisory services relating to general corporate development, financial matters, raising additional capital, strategic planning and other matters relating to the financial affairs of the Company.

(c)   Total charges made by Pacific Source Capital Ltd. were as follows:

2003 2002	$ 10,339 $ 38,134

The Company agreed to continue the Corporate Advisory Agreement with Pacific Source Capital Ltd. on a month-to-month basis, the terms of which are the same as those described in Note 5 (b).

6.     Financial Instruments and Risk Management:

(a)   Fair values:

The carrying amounts of cash and cash equivalents, amounts receivable and accounts payable and accrued liabilities approximate their fair values due to their ability for prompt liquidation or short-term to maturity. The fair value of payables, including note payables, to related parties is not readily determinable due to the lack of a ready market for such indebtedness.

(b)   Foreign currency risk:

Foreign currency risk is the risk to the Company's earnings that arises from fluctuations in foreign currency exchange rates, and the degree of volatility of these rates. The Company does not yet have any sales, and accordingly, foreign exchange risk is not yet considered by management to be a material risk at June 30, 2003.

7.   Canadian Generally Accepted Accounting Principles:

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") which differ in certain respects with accounting principles generally accepted in Canada ("Canadian GAAP"). Reference should be made to the annual financial statements for a description of the material differences. Material measurement differences to these financial statements are as follows:

Six months ended June 30,
	2003	2002
Loss for the period, US GAAP	$(202,321)	$(98,064)
Loss for the period, Canadian GAAP	$(202,321)	$(98,064)
Loss per share, Canadian GAAP	$(0.02)	$(0.04)

8.     Subsequent Events:

Subsequent to period end the Company closed the private placement discussed in Note 4 (d)

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Section 20 of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

2. Wyoming Statutes 17-16-834.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee Printing Expenses Accounting and Consulting Fees Engineering Fees Legal Fees and Expenses Blue Sky Fees/Expenses Trustees and Transfer Agent Fees	$100.00 300.00 13,000.00 400.00 20,000.00 700.00 500.00
TOTAL	$35,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

A.       As at February 11, 2003

Name and Address	Securities	Consideration

Clarion Finanz AG	135,000	$27,000
Gerbergasse 5, 8001
P.O. Box 7427 CH-8023
Zurich, Switzerland

Haywood Securities Inc. ITF	75,000	$15,000
Ed Mercaldo
2000 - 400 Burrard Street
Vancouver, BC V6C 3A6

Haywood Securities Inc. ITF	37,500	$7,500
519471 B.C. Ltd.
6945 Hycroft Road
West Vancouver, BC V7W 2K6

Andrew Bowering	10,000	$2,000
Suite 102
6570 Burlington Avenue
Burnaby, BC V5H 3M7

Haywood Securities Inc. ITF	37,500	$7,500
Millerd Holdings Ltd.
833 West 3rd Street
North Vancouver, BC V7W 2K3

Sandy Loutitt	15,000	$3,000
2022 33rd Street SW
Calgary, AB T3E 2S8

Rob Sali	50,000	$10,000
c/o Dundee Securities
3424, 1055 Dunsmuir
PO Box 49207
Four Bentall Centre
Vancouver, BC V7X 1K8

Scott Hiebert	25,000	$5,000
c/o Yorkton Securities
10th Floor,
1055 Dunsmuir Street
Four Bentall Centre
Vancouver, BC V7X 1L4

Rob Anderson	37,500	$7,500
c/o Canaccord Capital Corp.
2200 - 609 Granville Street
PO Box 10337, Pacific Centre
Vancouver, BC V7Y 1H2

Shaun Gibson	10,000	$2,000
#3 - 2025 Cornwall Avenue
Vancouver, BC V6J 1E2

Rakesh Dhir	75,000	$15,000
216 Lindsay Crs.
Edmonton, AB T6R 2T2

Bernie de Groot	15,000	$3,000
1720 Bowness Road
Calgary, AB T2N 3K2

J. David Lowell	50,000	$10,000
789 Avenida Beatriz
Rio Rico, AZ 85648

Haywood Securities Inc. ITF	30,000	$6,000
Catherine McLeod-Seltzer
6945 Hycroft Road
West Vancouver, BC V7W 2K6

Canaccord Capital Corp. ITF	37,500	$7,500
Tian Kusumoto
613 - 375 Water Street
Vancouver, BC V6B 5Z8

Scott Gibson	15,000	$3,000
#5-1987 Cornwall St.
Vancouver, BC V6J 1C9

Lawrence Roulston	25,000	$5,000
3389 Radcliffe Avenue
West Vancouver, BC V7V 1G7

EH&P Investments AG	100,000	$20,000
Burglistrasse 6, Postfach 465
CH - 8027
Zurich, Switzerland

National Bank ITF	25,000	$5,000
Greg Celmainis
4053 Norwood Ave.
North Vancouver, BC V7N 3R4

HSBC Securities (Canada) Inc. ITF	20,000	$4,000
Vanguard Shareholder Solutions Inc.
1500 - 885 W. Georgia St.
Vancouver, BC V6C 3E8

Ron Klopfer	10,000	$2,000
Suite 305 - 1008 Cambie St
Vancouver, BC V6B 6J7

Haywood Securities Inc. ITF	30,000	$6,000
Sika Investments Ltd.
Suite 310
601 Cordova Street West
Vancouver, BC V6B 1G1

Casa Stilts Law Corporation	25,000	$5,000
10th Floor, 595 Howe Street
Vancouver, BC V6C 2T5

Haywood Securities Inc. ITF	25,000	$5,000
Michael Marosits
Suite 310 - The Station
601 West Cordova Street
Vancouver, BC V6B 1G1

Carl Hering	40,000	$8,000
33172 Bergen Mtn. Road
Evergreen, CO 80439

Wolverton Securities Ltd. ITF	10,000	$2,000
Alexandra Pearson
1700-777 Dunsmuir Street
Vancouver, BC V7Y 1K5

BMO Nesbitt Burns ITF	10,000	$2,000
Kendall Sterling
3661 West 7th Avenue
Vancouver, BC V6R 1W5

Ward Sumner	10,000	$2,000
Post Office Box 64324
Tuscon, Arizona 85728

Marcel de Groot	10,000	$2,000
3636 West 18th Avenue
Vancouver, B.C. V6S 1B2

Canaccord Capital Corp. ITF	36,000	$7,200
Hans J. Rueckert
Box 6522 LCD 1
Victoria, BC V8P 5M4

Canaccord Capital Corp. ITF	560,000	$112,000
Rakesh Dhir
216 Lindsay Crescent
Edmonton, AB T6R 2T2

Canaccord Capital Corp. ITF	36,000	$7,200
James Fletcher
4429 Pine Crescent
Vancouver, BC V6S 4K9

Thomas Rebane	25,000	$5,000
1253 Woodland Avenue
Mississauga, ON L5G 2X8

Lamond Investments Ltd.	75,000	$15,000
1800 - 633 6th Avenue SW
Calgary, AB T2P 2Y5

Bridge Mining Ltd.	250,000	$50,000
Seestrasse 62 CH - 8806
Baech, Switzerland

Mark Hassett	50,000	$10,000
4184 Bowness Avenue
Powell River, BC
V6A 5S8

Odlum Brown Limited ITF	125,000	$25,000
Lukas H. Lundin
#1320 - 885 West Georgia St.
Vancouver, BC V6C 3E8

Gerald Boyd	15,000	$3,000
102 - 7700 Francis Road
Richmond, BC V6Y 1A2

James Sedun	25,000	$5,000
316 - 15210 Guildford Dr.
Surrey, BC V3R 0X7

Glenn Sedun	35,000	$7,000
36 Parsons Close
Red Deer, AB T4P 2C8

Hayley De Witt	5,000	$1,000
4718 West 6th Avenue Vancouver, BC V6T 1C5

Samuel De Witt	4,000	$800
4718 West 6th Avenue
Vancouver, BC V6T 1C5

Katherine De Witt	4,000	$800
4718 West 6th Avenue
Vancouver, BC V6T 1C

Haywood Securities Inc. ITF	10,000	$2,000
Doreen Newman
2000-400 Burrard Street
Vancouver, BC V6C 3A6

Nassau Ltd.	50,000	property valued at $10,000
2304 Oberlin Street
Palo Alto, CA

B.       July 5, 2002

Marianne De Witt	668,333	$52,511
c/o CIBC Investor's Edge
250 - 1380 Burrard Street
Vancouver, BC V6Z 2H3

Alcaron Capital Corp.	668,333	$52,511
c/o Yorkton Securities Ltd.
10th Floor. 1055 Dunsmuir Street
Vancouver, BC V7X 1L4

Dundee Securities Corp ITF	291,667	$22,916
Robert Sali
3424 - 1055 Dunsmuir Street
Vancouver, BC V7X 1K8

Pacific Source Capital Ltd.	5,033,006	$395,443
1600, 777 Dunsmuir Street
Vancouver, BC V7Y 1K4

Chris de Groot	896,129	$70,409
9079 Banford Road
Chilliwack, BC V2P 6H3

Haywood Securities Inc.	40,000	$3,143
ITF Catherine McLead-Seltzer
2000 - 400 Burrard Street
Vancouver, BC V6C 3A6

Haywood Securities Inc.	40,000	$3,143
ITF 519471 B.C. Ltd.
2000 - 400 Burrard Street
Vancouver, BC V6C 3A6

John Horton	41,667	$3,274
2100 - 1055 West Georgia Street
Vancouver, BC V6E 3P3

Total	9,979,135	$1,053,350

We issued the foregoing restricted shares of common stock to non-US persons under Reg. S of the Securities Act of 1993 and to US persons under Section 4(2) of the Securities Act of 1933. Each Reg. S transaction was with a non-US resident who was located outside of the United States when the transaction was completed. Each US investor was a sophisticated investor at the time of sale and was in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been previously filed unless otherwise noted.

The following Exhibits are incorporated herein by reference from the Registrant's Form S-4 Registration Statement filed with the Securities and Exchange Commission, SEC file #333-41516 on July 14, 2000. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibits	Document Description
3.1	Articles of Incorporation
10.1	Letter Agreement between the Company, High Tech Venture Capital Inc., Sedun De Witt Capital Corp. and Kirk Exner, dated July 9,1999
10.2	Asset Purchase Agreement between the Company, High Tech Venture Capital Inc. and Kirk Exner, dated as of August 27, 1999
10.3	Stock Option Plan of the Company, dated July 12, 1999
10.4	Consulting Agreement between the Company and Investor Direct Consulting Group Ltd, made effective February 21, 2000
10.5	Letter Agreement between the Company and Kim Cathers, dated February 4, 2000
10.6	Communication/Design Agreement between the Company and Chatham Creative Inc., dated February 24, 2000
10.7	Services Development Agreement between High Tech Venture Capital Inc. and Suncommerce Corporation dated July 9, 1999
10.8	Mutual Non-Disclosure and Co-operative Marketing Partnership Agreement between the Company and Entera Inc.
10.9	Letter Agreement between the Company and istreamtv.com dated July 26, 2000
10.1	Letter Agreement between the Company and ProWebCast, Inc. dated August 17, 2000
10.11	Request for Repurchase
10.12	Escrow Agreement between the Company, Montreal Trust Company (Escrow Agent) and High Tech Venture Capital Inc., dated November 15, 1999

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Current Report filed with the Securities and Exchange Commission, on March 31, 2003. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibits	Document Description
10.13	Option to Acquire Blue Mountain Project

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Current Report filed with the Securities and Exchange Commission, on September 5, 2003. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibits	Document Description
3.1	Amended Articles of Incoporation

The following Exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been previously filed unless otherwise noted.

Exhibit	Document Description
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of Conrad C. Lysiak, Esq.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on this 9th day of September, 2003.

LUNA GOLD CORP.

BY:	/s/ David De Witt David E. De Witt, President and Principal Executive Officer

BY:	/s/ Marcel de Groot Marcel de Groot, Secretary/Treasurer, Principal Financial Officer, and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David De Witt, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David De Witt David De Witt	President, Principal Executive Officer, and Director	September 9, 2003

/s/ Carl Hering Carl W. Hering	Director	September 9, 2003

/s/ Marcel de Groot Marcel de Groot	Secretary/Treasurer, Principal Financial Officer, Principal Accounting Officer, and Director	September 9, 2003

________________________ Gregg J. Sedun	Director	September 9, 2003